SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 20, 2011

CENTRAL VALLEY COMMUNITY BANCORP

(Exact Name of Registrant as Specified in Charter)

California	000-31977	77-0539125
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

7100 N. Financial Dr., Suite 101, Fresno, CA	93720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (559) 298-1775

(Former Name or Former Address, if Changed Since Last Report) Not Applicable

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2011, the Executive and Directors Resource Committee of the Board of Directors of Central Valley Community Bank, the wholly owned subsidiary of Central Valley Community Bancorp (“Company”) recommended to the Board of Directors, and the Board approved, amendments to the existing Salary Continuation Agreement and to the existing Life Insurance Endorsement Method Split Dollar Plan Agreement for President and Chief Executive Officer, Daniel J. Doyle.

The amendment to the existing Salary Continuation Agreement provide Mr. Doyle with an additional annual retirement benefit of $20,000, vesting on July 1, 2013.  Annual retirement benefits continue for a period of 15 years commencing with the first month after the executive’s retirement date.  The amended agreements also provide for the annual benefit amount to be increased by three percent (3%) from the previous year’s benefit amount.  If Mr. Doyle dies prior to July 1, 2013, but after August 1, 2012, the additional benefit shall vest but be payable on a net present value basis.

The existing Life Insurance Endorsement Method Split Dollar Plan Agreement was amended to coordinate with the Mr. Doyle’s Second Amended and Restated Executive Salary Continuation Agreement.

Item 9.01 Exhibits

(d) Exhibits.

10.1 Copy of “Second Amended and Restated Executive Salary Continuation Agreement” and of “Second Amended and Restated Life Insurance Endorsement Method Split Dollar Plan Agreement” will be filed with the Company’s September 30, 2011 Form 10-Q.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Valley Community Bancorp

Date: July 22, 2011	By:	/s/ Daniel J. Doyle
	Name:	Daniel J. Doyle
	Title:	President and Chief Executive Officer (principal executive officer)